EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Registration Statement on Form S-1 of Fashionista Distributor Holdings Inc. (the “Company”), of our report dated October 7, 2024, relating to the Financial Statements of Fashionista Distributor Holdings Inc. for the years ended April 30, 2024 and 2023, which reports include an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Fortune CPA Inc.,

Orange, CA

October 18, 2024